Exhibit 4.1

BMC SOFTWARE, INC.

7.25% NOTES DUE 2018

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 19, 2013

To

INDENTURE

Dated as of June 4, 2008

As already amended and supplemented by

SUPPLEMENTAL INDENTURE

Dated as of June 4, 2008

WELLS FARGO BANK, N.A.

Trustee

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of June 19, 2013, between BMC Software, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of June 4, 2008 (the “Base Indenture”), by and between the Company and the Trustee, which was supplemented by a supplemental indenture dated as of June 4, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee, pursuant to which the Company’s 7.25% Notes due 2018 (the “Notes”) were issued;

WHEREAS, the Company has entered into the Agreement and Plan of Merger, dated May 6, 2013, by and among the Company, Boxer Parent Company Inc., a Delaware corporation, and Boxer Merger Sub Inc., a Delaware Corporation, as amended from time to time (the “Merger Agreement”);

WHEREAS, the Company has solicited (the “Consent Solicitation”) the Holders to direct the Trustee to execute and deliver amendments to the Indenture as set forth in Article I hereof (the “Amendments”);

WHEREAS, Section 9.2 of the Base Indenture provides that, subject to certain exceptions inapplicable hereto, the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”);

WHEREAS, in connection with the Consent Solicitation, Holders that have delivered and have not withdrawn a valid consent on a timely basis (the “Consenting Holders”) are entitled to receive a consent fee with respect to the Notes in respect of which they have validly consented, payable only if all conditions to the Consent Solicitation, including, without limitation, the consummation of the transactions contemplated by the Merger Agreement, are satisfied or waived by the Company (the “Consent Fee”);

WHEREAS, the Holders that have approved the Amendments and this Second Supplemental Indenture constitute Holders of at least a majority in aggregate principal amount of the Notes now outstanding; and

WHEREAS, the execution and delivery of this Second Supplemental Indenture have been duly authorized by the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with.

NOW, THEREFORE, in consideration of the above premises, and for the purpose of memorializing the amendments to the Indenture consented to by the Holders, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.1 Amendment to Definitions. Section 1.2 of the Supplemental Indenture is hereby amended as follows:

(a) The following definitions are hereby inserted alphabetically into Section 1.2 of the Supplemental Indenture:

“Parent” means any person of which the Company at any time is a subsidiary, or at any time after the issue date of the Notes becomes a subsidiary, and any holding company established by any Permitted Holder for purposes of holding its investment in any Parent.

“Permitted Holders” means, collectively, (1) Bain Capital Partners, LLC, Golden Gate Private Equity, Inc., GIC Special Investments Pte Ltd, and Insight Venture Management, LLC, any of their respective successors and their respective Affiliates, (2) any one or more persons, together with such persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, (3) any person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company, acting in such capacity, and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such “group” and without giving effect to the existence of such group or any other group any one or more of the persons specified in (1), collectively, has beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its Parents held by such “group.”

(b) The definition of “Change of Control” is hereby amended and restated in its entirety as follows:

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any person, other than the Company, one of its Subsidiaries, or one or more Permitted Holders;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person, other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any person other than a Permitted Holder, or any person other than a Permitted Holder consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(5) the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Effect of Second Supplemental Indenture.

From and after the Amendment Operative Time (as defined below), the Indenture shall be amended and supplemented in accordance herewith. Each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as amended and supplemented by this Second Supplemental Indenture unless the context otherwise requires. The Indenture as amended and supplemented by this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument, and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture as supplemented by this Second Supplemental Indenture shall be bound thereby.

Section 2.2 Effectiveness.

This Second Supplemental Indenture shall become effective and binding on the Company, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture, upon the execution and delivery by the parties to this Second Supplemental Indenture; provided, however, that the Amendments shall become operative only upon (a) payment of the Consent Fee to the Consenting Holders in accordance with the terms and conditions of the Consent Solicitation and (b) the consummation of the transactions contemplated by the Merger Agreement (the “Amendment Operative Time”).

Section 2.3 Indenture Remains in Full Force and Effect.

Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.4 Confirmation of Indenture.

The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects confirmed and ratified.

Section 2.5 Conflict with Trust Indenture Act.

If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision hereof or of the Indenture which is required to be included in this Second Supplemental Indenture or the Indenture by any of the provisions of the Trust Indenture Act of 1939, such required provision shall control.

Section 2.6 Severability.

In case any one or more of the provisions in this Second Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7 Successors.

All agreements of the Company in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successor.

Section 2.8 Certain Duties and Responsibilities of the Trustee.

In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as amended by this Second Supplemental Indenture, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.

Section 2.9 Governing Law.

This Second Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

Section 2.10 Duplicate Originals.

All parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

Section 2.11 Effect of Headings.

The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

BMC SOFTWARE, INC.

By:	/s/ Stephen B. Solcher
Name:	Stephen B. Solcher
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ John Stohlmann
Authorized Signatory

[Signature Page to Second Supplemental Indenture]